Exhibit 10.11

PERFORMANCE SHARE UNIT PLAN

FOR EMPLOYEES OF ENCANA CORPORATION

[CANADIAN EXECUTIVE] 20● PSU GRANT AGREEMENT

Participant Name:	###PARTICIPANT_NAME###

Grant Date:	###GRANT_DATE###

Performance Period:	January 1, 20● to December 31, 20●

Number of PSUs	###TOTAL_AWARDS###

Currency of PSUs:	CAD

Stock Exchange:	TSX

Vesting Date:	See Schedule “A”

This Grant Agreement including Schedules “A” and “B” hereto (collectively, this “Agreement”) is between you, an eligible employee of the Corporation or an Affiliate (“Participant” or “You”) and Encana Corporation or an Affiliate thereof (the “Corporation”).

WHEREAS the Corporation has adopted a Performance Share Unit Plan for Employees of Encana Corporation (the “Plan”);

AND WHEREAS subject to the terms and conditions of the Plan and this Agreement, the Corporation has authorized the granting to You of certain Performance Share Units (“PSUs”) in such number as set out above and as further described in this Agreement;

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of such PSU grant and such other good and valuable consideration including, among other things, the employment services rendered by You to the Corporation or its Affiliate, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed by and between the parties hereto as follows:

1.	You confirm that You have received and reviewed a copy of the Plan and agree to be bound by its terms and conditions.

2.	Participation in the Plan is voluntary on Your part.

3.

The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Agreement. All capitalized terms used in this Agreement, unless otherwise defined herein, shall have the meanings ascribed to such terms as set out in the Plan.

4.

Effective as of the Grant Date above, the Corporation hereby grants to You, in accordance with and subject to the terms and conditions of the Plan and this Agreement, PSUs in such number and in respect such Performance Period as set out above, and subject to the achievement of such Performance Criteria and such other terms and conditions as set forth in the Plan and this Agreement including, without limitation, Schedules “A” and “B” hereof.

5.	You agree that the determination by the Board (or the Committee, as applicable) regarding any question or issue which may arise as to the interpretation or implementation of the Plan,

this Agreement or any PSUs granted to You hereunder, shall be final and binding on You and all other persons claiming or deriving rights through You.

6.

The Corporation’s grant to You of any PSUs (or any obligation to make any corresponding payment to You) under the Plan or this Agreement is made expressly subject to the Parties’ compliance with Applicable Law. As a condition of participating in the Plan, You hereby confirm and accept the foregoing, and agree to comply with all Applicable Law and to furnish to the Corporation any and all information or undertakings as may be required to permit same.

7.

You acknowledge and agree that the Plan and this Agreement contain specific terms and conditions (including, without limitation, in Section 8 of the Plan) with respect to determining whether and the extent to which PSUs may become Eligible PSUs and, as applicable, Vested PSUs and which govern your rights including, without limitation, in respect of a Period of Absence, Unpaid Leave of Absence, Death or Retirement, upon a Termination of Employment and/or upon a Change in Control. Without restricting the generality of Section 1 hereof, You hereby confirm that You have read all provisions of the Plan and this Agreement and agree to be bound by same.

8.

Except as otherwise provided in Section 8.5.2 of the Plan, without limiting the generality of the foregoing, You confirm that upon the occurrence of a Termination of Employment of You, pursuant to Section 8.4 of the Plan, effective as of the Date Employment Ceases, You shall not be entitled to any further vesting of PSUs previously granted hereunder or to any further grant of PSUs, nor to any cash, Shares or other payment (as applicable) whatsoever in respect of any PSUs or Eligible PSUs that are unvested on or following such date.

9.

Neither the Plan nor any action taken thereunder shall interfere with the right of the Corporation to terminate Your employment at any time. Neither shall any period of notice of termination, if any (whether pursuant to statute or common law), nor any payment in lieu thereof, upon a Termination of Employment of You (whether such termination is wrongful or otherwise) be considered or deemed to extend the period of Your employment or, for greater certainty, the Date Employment Ceases, for purposes of the Plan or this Agreement including, without limitation, for the purposes of vesting any PSUs or any payment in respect thereof. For greater certainty, all vesting of PSUs granted to You hereunder shall immediately cease as of the Date Employment Ceases.

10.

You shall have no rights whatsoever as a shareholder in respect of any Shares (including any rights to receive dividends or other distributions from or on the Shares) other than in respect of Shares (if any) distributed to You in satisfaction of Your Vested PSUs in accordance with and in the manner provided for in the Plan.

11.

You acknowledge and agree that PSUs granted to You hereunder, including any payment to You, whether made or pending, in respect thereof, are expressly subject to the terms and conditions of the Corporation’s “Incentive Compensation Clawback Policy”, attached hereto as Schedule “B”, as same may be amended by the Corporation from time to time.

12.

Subject to Section 11.6 of the Plan, this Agreement may be amended or terminated at any time by the Committee in whole or in part and the Plan may be amended or terminated in whole or in part at any time by the Board.

13.	This Agreement shall enure to the benefit of and be binding upon the Corporation and its respective successors and assigns and upon You and all other persons claiming or deriving rights through You.

14.

This Agreement and the rights of all parties and the construction of each and every provision hereof and the Plan and any PSUs granted hereunder shall at all times and for all purposes be construed according to the laws of the Province of Alberta (and the federal laws of Canada, as applicable, herein) and shall be treated in all respects as an Alberta contract, without reference to the principles of conflicts of law. In the event of a dispute, You agree to submit to the jurisdiction of the courts of the Province of Alberta.

15.

Notwithstanding any provision of the Plan or this Agreement to the contrary, where applicable, it is intended that the provisions of the Plan and this Agreement comply with applicable tax law and, in respect of U.S. Participants, Section 409A, and that all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If You are an US Participant, You are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed upon You or for Your account in connection with the Plan or any other Plan maintained by the Corporation or an Affiliate (including any taxes and penalties under Section 409A), and neither the Corporation nor any Affiliate shall have any obligation to indemnify or otherwise hold You (or any beneficiary) harmless from any or all of such taxes or penalties. In addition, should any provision of the Plan or this Agreement be subject to Section 409A, You agree that the Date Employment Ceases and the Date of Retirement shall be determined to mean a “separation from service” as defined in Section 409A whenever necessary to ensure compliance therewith for any payment or settlement of a benefit conferred under the Plan or this Agreement that is subject to Section 409A, and, for such purposes, shall be determined based upon a reduction in the bona fide level of services performed to a level equal to twenty percent (20%) or less of the average level of services performed by You during the immediately preceding 36-month period. Any distribution or settlement of a benefit conferred under the Plan or this Agreement following the Date Employment Ceases or the Date of Retirement that would be subject to Section 409A as a distribution following a separation from service of a “specified employee” as defined under Section 409A, shall occur no earlier than the expiration of the six-month period following such Date Employment Ceases or Date of Retirement.

16.

You agree to the collection, use and disclosure of personal information about You (including, without limitation, personal employee information about You) (collectively, “Personal Information”) by the Corporation or its Affiliates for purposes of administering and managing the grant of PSUs to You hereunder, operation of the Plan and this Agreement and, as applicable, compliance with Applicable Law (the “Purposes”).

Without limiting the generality of the foregoing, You agree to the collection, use and disclosure of the Personal Information by the Corporation and its Affiliates from and to such third party service provider(s) as may be retained by the Corporation from time to time to assist with the Purposes (“Service Provider”), as may be reasonably required to fulfil the Purposes, whether verbally (including by telephone), in writing or electronically over the Internet including, without limitation, by e-mail. You agree that any acceptance or consent indicated by You in electronic form to any documents provided to You by the Corporation or the Service Provider including, without limitation, the Plan and this Agreement shall be the equivalent of original written paper documents and Your written acceptance or consent thereto.

You further agree to provide the Corporation and, where necessary, the Service Provider, with all information, including Personal Information, as may be reasonably required to fulfil the Purposes. You acknowledge and agree that the Corporation, an Affiliate and/or the Service Provider (as applicable) may, from time to time, and in accordance with Applicable Laws, disclose Personal Information including, without limitation, in response to regulatory filings or other lawful requests by a government authority or regulatory body, or for purpose of complying with a subpoena, warrant or other order by a court or other party having jurisdiction over the Corporation, an Affiliate or the Service Provider (as applicable) to compel production of same. You acknowledge and agree that the Corporation, an Affiliate or the Service Provider may, as part of their business practices, collect, use and disclose the Personal Information outside of Canada or the United States (as applicable) in respect of the Purposes. Should You have any questions regarding the Corporation’s collection, use and disclosure of Your Personal Information, please contact Encana’s Privacy Officer at privacy@encana.com.

17.

You understand that by indicating your acceptance of and agreement with the terms of this Agreement (whether electronically or otherwise), You confirm You have received and reviewed the terms of the Plan and this Agreement, which contain legal terms, and that You agree to be bound by them.

IN WITNESS WHEREOF this Agreement has been executed effective as of the Grant Date above.

ENCANA CORPORATION

Mike Williams
Executive Vice-President, Corporate Services

Schedule “A”

1.	PSU Vesting & Eligible PSU Amount:

Any PSUs granted to You on the Grant Date shall only become Vested PSUs upon satisfaction of the terms and conditions set out in the Plan and this Agreement. Without limiting the generality of the foregoing, any Vested PSUs will only become eligible for payment on the Vesting Date (defined in paragraph 3 below), subject to the terms and conditions set out in the Plan and this Agreement (including, without limitation, paragraph 9 below).

The number of PSUs that may become Vested PSUs (and the Eligible PSU Amount payable in connection therewith) on the Vesting Date shall be determined by the Committee and the Board following the Performance Period, in accordance with the terms of the Plan and this Agreement.

2.	Performance Period:

The Performance Period for PSUs granted to You hereunder shall be January 1, 20● to December 31, 20● (the “Performance Period”).

3.	Vesting Date:

Pursuant to the terms of the Plan and this Agreement, the Vesting Date shall be the later of: (i) the applicable third Anniversary Date following the Grant Date; and (ii) the first Committee Meeting Date immediately following the end of the Performance Period and, in any event, shall be prior to December 31 of the calendar year in which the third Anniversary Date occurs.

4.	Performance Criteria:

The Performance Criteria used to determine the extent (if any), of vesting of PSUs granted hereunder shall consist of the following:

●	Relative Total Shareholder Return (“RTSR”) (50 percent); and
●	Strategic PSU Performance Measures (50 percent), consisting of the following:
o	Cash Flow Per Share (25 percent)
o	Net Debt to Adjusted EBITDA (25 percent) (collectively, the “PSU Performance Measures”)

In respect of RTSR, the Corporation’s performance will be compared to the PSU Performance Peer Group (defined in paragraph 5 below), as measured over the Performance Period.

RTSR shall reflect a relative ranking of the Corporation’s Compound Annual Growth Rate in equity market value over the Performance Period (“CAGR”) as compared to the CAGR of each respective member of the PSU Performance Peer Group over the same period, arranged in ascending order. For purposes of determining CAGR for the Corporation and each PSU Performance Peer Group member during the Performance Period (or otherwise), the following calculation shall be performed:

CAGR = 100 x [(B ÷ A)^.3333 -1], where:

A =

Commencement Adjusted Share Price: calculated as the average closing price of a share (or in the case of the Corporation, a Share) on the New York Stock Exchange over the thirty (30) calendar days immediately prior to the commencement of the Performance Period (as defined in paragraph 8 below); and

B =

End Adjusted Share Price: calculated as the average closing price of a share, adjusted for dividends paid during the Performance Period, (or in the case of the Corporation, a Share) on the New York Stock Exchange over the thirty (30) calendar days immediately prior to and including the last day of the Performance Period.

In respect of the PSU Performance Measures, the Corporation’s performance shall be assessed by the Committee and the Board, as applicable, at the conclusion of the Performance Period.

For purposes of this Agreement, RTSR and the PSU Performance Measures shall be collectively referred to as the “Performance Criteria”.

5.	PSU Performance Peer Group:

In respect of RTSR, the Corporation’s achievement of the Performance Criteria shall be measured in relation to the following PSU Performance Peer Group, as may be determined, amended and approved by the Committee or the Board, as applicable from time to time. In respect of the Performance Period, the initial PSU Performance Peer Group shall be as follows:

Antero Resources Corp.	EP Energy Corp.
Cabot Oil & Gas Corp.	Hess Corporation
Baytex Energy Corp.	Marathon Oil Corp.
Continental Resources Inc.	Murphy Oil Corp.
Apache Corp.	Newfield Exploration Corp.
Enerplus Corp.	Noble Energy Inc.
Devon Energy Corp.	Obsidian Energy Ltd.
Canadian Natural Resources Ltd.	Pengrowth Energy Corporation
Concho Resources Inc.	Pioneer Natural Resources Co.
Chesapeake Energy Corp.	Range Resources Corp.
Anadarko Petroleum Corp.	Southwestern Energy Co.
Crescent Point Energy Corp.	Vermilion Energy Inc.
EOG Resources Inc.	Whiting Petroleum Co.

The Committee or the Board, as applicable, may, in its discretion, amend or modify the PSU Performance Peer Group during the Performance Period (including, without limitation by removing or adding a new member) including, without limitation, in the event any member ceases, in the sole discretion of the Committee or the Board, as applicable, to constitute a suitable member of the PSU Performance Peer Group.

6.	Achieved Performance Criteria:

Unless otherwise determined by the Committee or the Board, as applicable, the Performance Criteria shall be calculated by the Corporation prior to the Vesting Date, following the end of the Performance Period.

At the Committee Meeting Date immediately following the Performance Period, the Committee shall evaluate the Corporation’s achievement of the Performance Criteria during the Performance Period.

In respect of RTSR, such assessment shall be relative to the corresponding performance of the PSU Performance Peer Group during the same period. In respect of the PSU Performance Criteria, such assessment shall be relative to criteria as may be determined by the Board or the Committee, as applicable. Based on such evaluation, the Committee or the Board, as applicable, shall determine whether and the extent to which PSUs hereunder may become Eligible PSUs.

For purposes of RTSR, the Corporation’s CAGR during the Performance Period shall be measured against the CAGR of members of the PSU Performance Peer Group, calculated at the 90th, 75th, 50th and 25th percentiles, as reflected in the table below.

20● PSU Grant: Performance/Payout Matrix:

Relative TSR Performance Thresholds
Ranking of Corporation’s CAGR Relative to PSU Performance Peer Group	Performance Payout Factor
P90 and Above	200%
P75	150%
P50	100%
P25	50%
Below P25	0%

For greater certainty, the maximum Performance Payout Factor for the Performance Period is 200%, which may be applied by the Committee or the Board, as applicable, to an Achieved Performance Criteria at or above P90 (or the 90th percentile) of the PSU Performance Peer Group.

Achieved Performance Criteria between the respective 3 Year Target Percentiles above shall be calculated on a linear basis, as follows:

◾	P25 (or 25th percentile) but less than P50 (or 50th percentile) represents a Performance Payout Factor of 50 –99%;

◾	P50 (or 50th percentile) but less than P75 (or 75th percentile) represents Performance Payout Factor of 100 –149%;

◾	P75 (or 75th percentile) but less than P90 (or 90th percentile) represents a Performance Payout Factor of 150 –199%;

Unless otherwise determined by the Committee or the Board, as applicable, in its discretion, Achieved Performance Criteria below P25 (or the 25th percentile) will result in no PSUs granted hereunder becoming Eligible PSUs in respect of the Performance Period.

The Corporation’s performance relative to the PSU Performance Measures over the Performance Period shall be assessed and determined by the Committee or the Board, as applicable. Based on such evaluation, the Committee or the Board, as applicable, shall determine whether and the extent to which PSUs hereunder may become Eligible PSUs.

Following upon approval by the Committee or the Board, as applicable, such approved Performance Criteria shall constitute the “Achieved Performance Criteria” in respect of PSUs granted hereunder.

7.	Commencement Adjusted Share Price:

The Commencement Adjusted Share Price for the Corporation for the Performance Period shall be $● USD.

8.	Dividend Equivalent PSUs:

Subject to the terms and conditions of the Plan and this Agreement, where cash dividends are paid by the Corporation on the Shares between the Grant Date and the Committee Meeting Date in respect of the Performance Period, the Corporation shall notionally credit additional Dividend Equivalent PSUs to the Participant’s PSU Account.

The number of such Dividend Equivalent PSUs (including fractional PSUs) to be credited in respect of each dividend record date will be calculated by dividing the cash dividends that would have been paid to the Participant if the corresponding PSUs applicable to the Performance Period had been Shares held by the Participant on such dividend record date, by the closing price per Share on the applicable Stock Exchange on the immediately preceding Trading Day of the dividend payment date for such cash dividends. The number and/or value of such Dividend Equivalent PSUs (as applicable) shall be determined by the Corporation prior to the Vesting Date relative to any Vested PSUs applicable to the Performance Period. Where applicable, Dividend Equivalent PSUs shall vest and be paid at the same time as the Vested PSUs to which they relate.

9.	Eligible PSU Amount:

Following approval of the Achieved Performance Criteria, the Eligible PSU Amount in respect of each Participant shall be calculated by the Corporation in accordance with Section 7.4 of the Plan. The Eligible PSU Amount shall be equal to the number of Eligible PSUs relating to the Performance Period, including any Dividend Equivalent PSUs in respect of same, rounded up to the nearest whole number of Eligible PSUs.

Once determined, Eligible PSUs shall be converted to a cash equivalent (based on the Participant’s payroll currency) by multiplying the number of Eligible PSUs by the volume weighted average (rounded to two decimal places) trading price of a Share on the Participant’s applicable Stock Exchange over the five (5) Trading Days immediately following the Committee Meeting Date, held to determine the vesting eligibility of PSUs granted hereunder, subject to any Blackout Period (the “Eligible PSU Amount”).

10.	Eligible PSU Amount Payment:

Subject to the terms of the Plan and this Agreement, following the Vesting Date, the Participant shall be eligible to receive a payment representing the Participant’s Eligible PSU Amount for the Performance Period. Except as otherwise provided in the Plan and this Agreement, such payment shall be distributed to the Participant or, where applicable, the Participant’s legal representative, as soon as practicable following the Vesting Date and, in any event, prior to December 31 of calendar year following the calendar year in which third Anniversary Date occurs.

Schedule “B”

INCENTIVE COMPENSATION CLAWBACK POLICY

By resolution of the Board of Directors (the “Board”) of Encana Corporation (“Encana” or the “Corporation”), this Policy is effective as of this 22nd day of October, 2012 (the “Effective Date”).

This Policy applies to the President & Chief Executive Officer and each Executive-Vice President of the Corporation and any individual who serves in either such capacity on or following the Effective Date (collectively, the “Executive”). References in this Policy to the “Corporation” include, where applicable, any affiliate thereof.

This Policy has been adopted to enhance the Corporation’s alignment with best practices in respect of risk management and executive compensation and shall be, at all times, subject to and interpreted in a manner consistent with applicable laws or the rules of any applicable stock exchange (collectively, “Applicable Rules”).

This Policy applies to “Incentive-Based Compensation” which, for the purposes of this Policy, means compensation relating to the achievement of performance goals or similar conditions, excluding salary, perquisites, benefits and pension entitlements, and including, without limitation, any award or grant of or any eligibility, entitlement or gain of, an Executive under the Corporation’s: (i) High Performance Results Plan, or any other short-term incentive plan; or (ii) Long-Term Incentive (“LTI”) program including, without limitation, Employee Stock Option Plan, Employee Stock Appreciation Rights Plan, Performance Share Unit Plan, Restricted Share Unit Plan and Deferred Share Unit Plan, as each may be amended from time to time (including any time-based grants under any such plans). For greater clarity, this Policy shall not apply to any Incentive-Based Compensation awarded, granted or paid to an Executive prior to the Effective Date.

Where:

◾

the Corporation is required to prepare an accounting restatement due to its material non-compliance with any financial reporting requirement under applicable securities laws (the “Restatement”), (the date upon which the Corporation is required to prepare such Restatement is hereinafter the “Restatement Date”);

◾

the Executive received Incentive-Based Compensation referable to the financial years subject to the Restatement in excess of what the Executive would have been paid under the Restatement (the “Overcompensation Amount”); and

◾

the Executive engaged in gross negligence, intentional misconduct or fraud which caused or significantly contributed to the Corporation’s material non-compliance with applicable securities laws which resulted in the requirement for the Restatement;

the Board shall be entitled:

◾

where and to the extent the Overcompensation Amount has been previously paid, transferred or otherwise made available to the Executive, to require the Executive, by written demand, to reimburse the Corporation for the Overcompensation Amount; and

◾

where all or a portion of the Overcompensation Amount has not been paid, transferred or otherwise made available to the Executive, the right of the Executive to be so paid or have such benefit transferred or otherwise made available to him or her shall, to the extent required to reimburse the Corporation for such Overcompensation Amount, immediately

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terminate and be forfeited by the Executive and where required, cancelled by the Corporation to such extent and upon such date as may be specified by the Board; and

◾

to the extent the Overcompensation Amount is not immediately recovered upon demand from the Executive, whether via direct reimbursement, forfeiture and/or cancellation, to require a sufficient quantity or value of any compensation owing by the Corporation to the Executive including, without limitation, any unvested or unexercised awards under the LTIs (the “Outstanding LTIs”), be immediately withheld and/or irrevocably cancelled by the Corporation to compensate for (or set off the value of same against) the Overcompensation Amount or any unrecovered portion thereof, and to bring any other actions against the Executive which the Board may deem necessary to recover the Overcompensation Amount.

The period of time during which the Corporation shall be entitled to seek recovery of the Overcompensation Amount from the Executive shall be three (3) years from the Restatement Date. Recoupment of Overcompensation Amounts under this Policy shall be initiated by the Corporation at the request of the Board, and all amounts recoverable or payable hereunder shall be paid to the Corporation or as directed by the Board.

If Applicable Rules require the Corporation to adopt a policy or provisions relating to the recoupment or recovery of incentive-based or other compensation based on restated financial statements which are inconsistent with or materially differ from this Policy and the Board adopts such policy or provisions to comply with Applicable Rules (the “New Policy”), such New Policy shall replace and supersede this Policy and shall apply to Incentive-Based Compensation granted or awarded to the Executive following the effective date of the New Policy. Subject to Applicable Rules, this Policy shall continue to apply to Incentive-Based Compensation granted or awarded to the Executive prior to the effective date of the New Policy. This Policy may be terminated at any time by the Board.

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